Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2024 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2024 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 30, 2024 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter 2024 dividend of $0.48 per share. The fourth quarter 2024 dividend is payable on December 30, 2024 to stockholders of record as of December 13, 2024.

SEPTEMBER 30, 2024 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2024.

OPERATING RESULTS

	Q3-24(1)		Q3-23(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(2)(3)		$0.62		$0.89
Core EPS(4)		$0.58		$0.59
Dividends declared and payable		$0.48		$0.48
Net investment income(2)	$361	$0.57	$289	$0.52
Net realized losses(2)	$(24)	$(0.04)	$(76)	$(0.14)
Net unrealized gains(2)	$57	$0.09	$287	$0.51
GAAP net income(2)(3)	$394	$0.62	$500	$0.89

	As of
(dollar amounts in millions, except per share data)	September 30, 2024	December 31, 2023
Portfolio investments at fair value	$25,918	$22,874
Total assets	$27,100	$23,800
Stockholders’ equity	$12,773	$11,201
Net assets per share	$19.77	$19.24
Debt/equity ratio	1.06x	1.07x
Debt/equity ratio, net of available cash(5)	1.03x	1.02x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended September 30, 2024 and 2023 were approximately 635 million and 562 million, respectively.

(3)The basic and diluted weighted average shares outstanding for the three months ended September 30, 2024 was approximately 635 million shares. Ares Capital’s diluted GAAP net income per share for the three months ended September 30, 2023 was $0.87. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended September 30, 2023 was approximately 582 million shares, which includes approximately 20 million shares related to the assumed conversion of Ares Capital’s then outstanding $403 million in aggregate principal amount of unsecured convertible notes (the “2024 Convertible Notes”).

(4)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(5)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported strong third quarter Core EPS and another record in our net asset value per share supported by robust new investment activity and healthy credit performance,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “As we celebrate our 20-year anniversary this month, we are proud of the returns we delivered for our shareholders, including a total annualized stock return with dividends of 13% and a cumulative net realized loss rate of 0% on our investments over the past two decades.”

“We believe that the strength and diversification of our balance sheet continues to be a source of differentiation,” said Scott Lem, Chief Financial Officer of Ares Capital. “During the third quarter, our investment-grade profile improved further, making ARCC the only company to have the highest ratings in the BDC sector and positive outlooks by S&P and Fitch. Our conservative approach to investing and funding our balance sheet have enabled us to pay a stable to growing regular quarterly dividend for our shareholders for over 15 years.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q3-24	Q3-23
Portfolio Activity During the Period:
Gross commitments	$3,919	$1,598
Exits of commitments	$2,598	$1,280

Portfolio Information:
	As of
	September 30, 2024	December 31, 2023
Portfolio investments at fair value	$25,918	$22,874
Fair value of accruing debt and other income producing securities(6)	$23,346	$20,375
Number of portfolio company investments	535	505
Percentage of floating rate securities at fair value(7)	69%	69%
Weighted average yields on debt and other income producing securities(8):
At amortized cost	11.7%	12.5%
At fair value	11.7%	12.5%
Weighted average yields on total investments(9):
At amortized cost	10.7%	11.3%
At fair value	10.5%	11.2%

Asset class percentage at fair value:
First lien senior secured loans	53%	44%
Second lien senior secured loans	11%	16%
Subordinated certificates of the SDLP	5%	6%
Senior subordinated loans	5%	5%
Preferred equity	10%	11%
Ivy Hill Asset Management, L.P.(10)	7%	9%
Other equity	9%	9%
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(6)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(7)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the third quarter of 2024, Ares Capital made new investment commitments of approximately $3.9 billion, of which approximately $2.7 billion were funded. New investment commitments included 23 new portfolio companies and 51 existing portfolio companies. As of September 30, 2024, 240 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.9 billion in new commitments made during the third quarter of 2024, 93% were in first lien senior secured loans, 1% were in second lien senior secured loans, 2% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 1% were in senior subordinated loans, 1% were in Ares Capital’s subordinated loan investment in IHAM, 1% were in preferred equity and 1% were in other equity. Of the approximately $3.9 billion in new commitments, 95% were in floating rate debt securities, of which 87% contained interest rate floors and 2% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.3% and the weighted average yield on total investments funded during the period at amortized cost was 10.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the third quarter of 2024, Ares Capital funded approximately $453 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the third quarter of 2024, Ares Capital exited approximately $2.6 billion of investment commitments. Of the approximately $2.6 billion of exited investment commitments, 72% were first lien senior secured loans, 12% were second lien senior secured loans, 5% were subordinated certificates of the SDLP, 3% were senior subordinated loans, 1% were Ares Capital’s subordinated loan investment in IHAM, 6% were preferred equity and 1% were other equity. Of the approximately $2.6 billion of exited investment commitments, 92% were floating rate, 3% were fixed rate, 2% were non-income producing and 3% were on non-accrual.

As of September 30, 2024 and December 31, 2023, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.3% of the total investments at amortized cost (or 0.6% at fair value) and 1.3% at amortized cost (or 0.6% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2024.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2024, Ares Capital had $486 million in cash and cash equivalents and $13.5 billion in total aggregate principal amount of debt outstanding ($13.5 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.5 billion available for additional borrowings under its existing credit facilities as of September 30, 2024.

In July 2024, Ares Capital and its consolidated subsidiary, ARCC FB Funding LLC (“AFB”), entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment, among other things, (a) increased the total commitment under the BNP Funding Facility from $865 million to approximately $1.3 billion, (b) extended the end of the reinvestment period from April 20, 2026 to July 26, 2027, (c) extended the stated maturity date from April 20, 2028 to July 26, 2029 and (d) adjusted the interest rate charged on the BNP Funding Facility from an applicable Secured Overnight Financing Rate (“SOFR”) or a “base rate” (as defined in the documents governing the BNP Funding Facility) plus a margin of (i) 2.50% during the reinvestment period and (ii) 3.00% following the reinvestment period to an applicable SOFR or a “base rate” plus a margin of (i) 2.10% during the reinvestment period and (ii) 2.60% following the reinvestment period. The other terms of the BNP Funding Facility remained materially unchanged.

During the three months ended September 30, 2024, Ares Capital issued and sold approximately 14.7 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $302.4 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

THIRD QUARTER 2024 DIVIDENDS PAID

On July 30, 2024, Ares Capital announced that its Board of Directors declared a third quarter 2024 dividend of $0.48 per share for a total of approximately $308 million. The third quarter 2024 dividend was paid on September 30, 2024 to stockholders of record as of September 13, 2024.

RECENT DEVELOPMENTS

On October 8, 2024, Ares Capital and its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (“Revolving Funding Facility”). The amendment, among other things, (a) increased the commitments under the Revolving Funding Facility from $1.775 billion to $2.150 billion, (b) extended the end of the reinvestment period from December 29, 2024 to October 8, 2027, (c) extended the stated maturity date from December 29, 2026 to October 8, 2029 and (d) adjusted the interest rate charged on the Revolving Funding Facility from an applicable SOFR plus a credit spread adjustment of 0.10% or a “base rate” plus an applicable spread of 1.90% per annum to an applicable SOFR or a “base rate” (as defined in the documents governing the Revolving Funding Facility) plus an applicable spread of 2.00% per annum and with no credit spread adjustment. The other terms of the Revolving Funding Facility remained materially unchanged.

In October 2024, Ares Capital, through a wholly owned and consolidated subsidiary, priced a $544 million term debt securitization. The transaction is expected to close in November 2024, subject to customary closing conditions. A term debt securitization is also known as a collateralized loan obligation and is a form of secured financing incurred by Ares Capital which is consolidated by it and subject to its overall asset coverage requirement.

From October 1, 2024 through October 24, 2024, Ares Capital made new investment commitments of approximately $408 million, of which approximately $320 million were funded. Of the approximately $408 million in new investment commitments, 55% were in first lien senior secured loans, 19% were in senior subordinated loans and 26% were in Ares Capital’s subordinated loan investment in IHAM. All of the approximately $408 million in new investment commitments were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.8% and the weighted average yield on total investments funded during the period at amortized cost was 10.8%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2024 through October 24, 2024, Ares Capital exited approximately $1.2 billion of investment commitments, including $458 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $1.2 billion of exited investment commitments, 60% were first lien senior secured loans, 28% were second lien senior secured loans, 1% were subordinated certificates of the SDLP, 11% were Ares Capital’s subordinated loan investment in IHAM. All of the approximately $1.2 billion of exited investment commitments were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.3% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 11.3%. Of the approximately $1.2 billion of investment commitments exited from October 1, 2024 through October 24, 2024, Ares Capital recognized total net realized gains of approximately $4 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of October 24, 2024, Ares Capital had an investment backlog of approximately $2.8 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, October 30, 2024 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2024 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 245-3047. International callers can access the conference call by dialing +1 (203) 518-9765. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ324. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 30, 2024 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-5127 and to international callers by dialing +1 (402) 220-2692. An archived replay will also be available through November 30, 2024 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of September 30, 2024. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $25,573 and $22,668, respectively)	$25,918	$22,874
Cash and cash equivalents	486	535
Restricted cash	138	29
Interest receivable	269	245
Receivable for open trades	113	16
Other assets	169	91
Operating lease right-of-use asset	7	10
Total assets	$27,100	$23,800
LIABILITIES
Debt	$13,500	$11,884
Base management fee payable	96	84
Income based fee payable	92	90
Capital gains incentive fee payable	106	88
Interest and facility fees payable	119	132
Payable to participants	38	29
Payable for open trades	45	7
Accounts payable and other liabilities	284	234
Secured borrowings	34	34
Operating lease liabilities	13	17
Total liabilities	14,327	12,599
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 646 and 582 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	12,044	10,738
Accumulated undistributed earnings	728	462
Total stockholders’ equity	12,773	11,201
Total liabilities and stockholders’ equity	$27,100	$23,800
NET ASSETS PER SHARE	$19.77	$19.24

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Interest income from investments	$568	$495	$1,620	$1,441
Capital structuring service fees	38	20	124	51
Dividend income	151	128	441	372
Other income	18	12	46	43
Total investment income	775	655	2,231	1,907

EXPENSES
Interest and credit facility fees	195	145	528	425
Base management fee	96	81	274	239
Income based fee	92	83	273	238
Capital gains incentive fee	7	42	19	40
Administrative fees	3	4	9	10
Other general and administrative	9	8	24	23
Total expenses	402	363	1,127	975
NET INVESTMENT INCOME BEFORE INCOME TAXES	373	292	1,104	932
Income tax expense, including excise tax	12	3	60	11
NET INVESTMENT INCOME	361	289	1,044	921
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized losses	(24)	(76)	(30)	(207)
Net unrealized gains	57	287	165	395
Net realized and unrealized gains on investments, foreign currency and other transactions	33	211	135	188
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(14)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$394	$500	$1,165	$1,109
NET INCOME PER COMMON SHARE:
Basic	$0.62	$0.89	$1.90	$2.03
Diluted	$0.62	$0.87	$1.90	$1.98
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	635	562	614	548
Diluted	635	582	614	568

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and nine months ended September 30, 2024 and 2023 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.62	$0.89	$1.90	$2.03
Adjustments:
Net realized and unrealized gains(1)	(0.05)	(0.37)	(0.20)	(0.35)
Capital gains incentive fees attributable to net realized and unrealized gains and losses(1)	0.01	0.07	0.03	0.08
Income tax expense (benefit) related to net realized gains and losses(1)	—	—	0.05	(0.02)
Core EPS(3)	$0.58	$0.59	$1.78	$1.74
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three and nine months ended September 30, 2024 were approximately 635 million and 614 million, respectively, and approximately 562 million and 548 million, respectively, for the comparable periods in 2023.

(2)The basic and diluted weighted average shares outstanding for the three and nine months ended September 30, 2024 was approximately 635 million shares and 614 million shares, respectively. Ares Capital’s diluted GAAP net income per share for the three and nine months ended September 30, 2023 was $0.87 and $1.98, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three and nine months ended September 30, 2023 were approximately 582 million shares and 568 million shares, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of the then outstanding 2024 Convertible Notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.